Exhibit 99.1

Unaudited Pro Forma Condensed Consolidated Financial Information

Scientific Games Corporation

For the year ended December 31, 2009 and the six months ended June 30, 2010

On October 5, 2010, Scientific Games Corporation (the “Company”) and certain of its subsidiaries completed the previously announced sale of the Company’s racing and venue management businesses (the “Racing Business”) to Sportech Plc (“Sportech”) and certain of its affiliates, pursuant to the Purchase Agreement dated as of January 27, 2010 (the “Purchase Agreement”).  Upon the closing of the transaction, the Company received approximately $33 million in cash (subject to certain post-closing adjustments as specified in the Purchase Agreement) and 39,742,179 ordinary shares of Sportech stock (the “Consideration Shares”), representing approximately 20% of Sportech’s outstanding shares as of the closing of the transaction.  The Consideration Shares were valued at approximately $26 million based on the closing price of Sportech stock on October 4, 2010.  Sportech has also agreed to make an additional cash payment to the Company on September 30, 2013 of approximately $10 million.  In addition, Sportech has agreed to make a further cash payment to the Company of up to $8 million if the Racing Business under Sportech’s ownership, achieves certain performance targets over the three-year period following the closing of the transaction.

As previously reported, in connection with the Purchase Agreement, the Company classified all related assets and liabilities as “held for sale” for reporting purposes in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Company’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2010. Due to the Company’s continued involvement with Sportech, including the ownership of the Consideration Shares, the disposal of the Racing Business did not qualify as discontinued operations and was not reflected as such in the Company’s historical financial statements.

The following unaudited pro forma Consolidated Statements of Operations for the year ended December 31, 2009 and for the six-month period ended June 30, 2010 (the “unaudited pro forma financial information”) give effect to the disposition of the Company’s Racing Business as if it had occurred on January 1, 2009.

The unaudited pro forma financial information is based upon the historical consolidated financial statements and notes thereto of the Company and should be read in conjunction with the historical financial statements and the accompanying notes of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, the Company’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2010, and the accompanying notes to the unaudited pro forma financial information.

The pro forma adjustments are based upon currently available information and certain estimates and assumptions and, therefore, the actual results may be different from the pro forma results. However, the Company believes that the assumptions provide a reasonable basis for presenting the impact of the transaction as contemplated, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial information.

The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the disposition had been completed at the dates indicated. The information does not necessarily indicate the future operating results of the Company.

The Company estimates a gain of approximately $1.6 million resulting from the sale of the Racing Business calculated as net proceeds of $68.9 million (excluding any potential earn-out payment), less $65.0 million, which includes the carrying value of net assets and liabilities of the Racing Business in accordance with the Purchase Agreement plus costs to sell of approximately $2.3 million. The estimated gain is subject to the final post-closing purchase price adjustments. The estimated gain has not been reflected in the pro forma Consolidated Statements of Operations as it is considered non-recurring in nature.  No adjustment has been made to the sale proceeds to give effect to any potential post-closing adjustments under the terms of the Purchase Agreement or the use or application of the sales proceeds.

Scientific Games Corporation

Pro Forma Consolidated Statement of Operations

For the year ended December 31, 2009

Unaudited

(U.S. dollars in 000's, except per share amounts)

	Historical	Pro Forma sale of Racing Business (a)	Pro Forma adjustments (b)	Pro Forma
Revenues:
Instant tickets	$453,238	$—	$—	$453,238
Services	410,014	106,623	—	303,391
Sales	64,497	3,573	—	60,924
Total revenues	927,749	110,196	—	817,553
Operating expenses:
Cost of instant tickets (1)	270,836	—	—	270,836
Cost of services (1)	234,093	81,243	—	152,850
Cost of sales (1)	44,539	2,004	—	42,535
Selling, general and administrative expenses	168,248	13,996	—	154,252
Write-down of assets held for sale	54,356	54,356	—	—
Employee termination costs	3,920	433	—	3,487
Depreciation and amortization	151,784	19,202	—	132,582
Operating income (loss)	(27)	(61,038)	—	61,011
Other (income) expense:
Interest expense	87,498	270	—	87,228
Equity in earnings of joint ventures	(59,220)	—	5,199	(54,021)
Gain on early extinguishment of debt	(4,829)	—	—	(4,829)
Other expense, net	2,856	111	—	2,745
	26,305	381	5,199	31,123
Income (loss) before income tax expense	(26,332)	(61,419)	(5,199)	29,888
Income tax expense (benefit)	13,547	(21,056)	—	34,603
Net loss	$(39,879)	$(40,363)	$(5,199)	$(4,715)

Net loss per share:
Basic	$(0.43)			$(0.05)
Diluted	$(0.43)			$(0.05)

Weighted average number of shares used in per share calculations:
Basic shares	92,701			92,701
Diluted shares	92,701			92,701

(1) Exclusive of depreciation and amortization

See the accompanying notes to the unaudited pro forma consolidated statement of operations for the year ended December 31, 2009.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2009

(a) Represents the financial results of the Racing Business for the year ended December 31, 2009 that are eliminated with the sale transaction.

(b) A portion of the consideration received by the Company for the sale of the Racing Business is an equity interest in Sportech through the ownership of 39,742,179 shares of Sportech stock, which represents an approximate 20% equity interest in Sportech as of October 5, 2010. This equity interest will be accounted for under the equity method.  Accordingly, the Company has included a pro forma adjustment to reflect the estimated equity in earnings of joint ventures that would have been recorded. The adjustment is calculated by combining the financial results of the Racing Business included herein, adjusted as reflected below, with the financial results of Sportech for the same period and calculating the Company’s attributable share of Sportech’s pro forma estimated equity loss based on an approximate 20% ownership as follows (in millions):

Racing Business loss before income taxes reflected herein	$(61.4)
Exclude write-down of assets as net assets would have been recorded at fair value on December 31, 2008 assuming the sale transaction closed on January 1, 2009	54.4
Exclude operating income related to system sales and services provided to Sportech	(1.3)
Estimated tax benefit	1.4
Sportech loss attributable to equity shareholders per 2009 Annual Report converted utilizing an average foreign exchange rate	(19.3)
Combined estimated net loss	$(26.2)
Estimated equity loss attributable to the Company based on approximate 20% ownership	$(5.2)

This pro forma adjustment does not reflect any purchase price allocation adjustments or other adjustments that may be made by Sportech upon the acquisition (the Company does not expect such adjustments, if any, to be material), and is only intended to provide an estimate of equity losses resulting from the Company’s investment in Sportech if the investment had occurred on January 1, 2009.

Scientific Games Corporation

Pro Forma Consolidated Statement of Operations

For the six months ended June 30, 2010

Unaudited

(U.S. dollars in 000’s, except per share amounts)

	Historical	Pro Forma sale of Racing Business (a)	Pro Forma adjustments (b)	Pro Forma
Revenues:
Instant tickets	$227,538	$—	$—	$227,538
Services	194,714	50,454	—	144,260
Sales	27,120	2,721	—	24,399
	449,372	53,175	—	396,197
Operating expenses:
Cost of instant tickets (1)	132,144	—	—	132,144
Cost of services (1)	109,613	37,829	—	71,784
Cost of sales (1)	19,866	1,640	—	18,226
Selling, general and administrative expenses	79,108	6,260	—	72,848
Write-down of assets held for sale	5,874	5,874	—	—
Depreciation and amortization	54,733	—	—	54,733
Operating income	48,034	1,572	—	46,462
Other expense:
Interest expense	49,559	10	—	49,549
Equity in earnings of joint ventures	(29,443)	—	(22)	(29,465)
Other expense, net	12,566	279	—	12,287
	32,682	289	(22)	32,371
Income before income tax expense	15,352	1,283	22	14,091
Income tax expense	14,808	2,607	—	12,201
Net income (loss)	$544	$(1,324)	$22	$1,890

Net income (loss) per share:
Basic	$0.01			$0.02
Diluted	$0.01			$0.02

Weighted average number of shares used in per share calculations:
Basic shares	93,771			93,771
Diluted shares	94,364			94,364

(1) Exclusive of depreciation and amortization.

See the accompanying notes to the unaudited pro forma consolidated statement of operations for the six months ended June 30, 2010.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2010

(a) Represents operations of the Racing Business for the six month period ended June 30, 2010 that are eliminated with the sale transaction.

(b) A portion of the consideration received by the Company for the sale of the Racing Business is an equity interest in Sportech through the ownership of 39,742,179 shares of Sportech stock, which represents an approximate 20% equity interest in Sportech as of October 5, 2010.  This equity interest will be accounted for under the equity method.  Accordingly, the Company has included a pro forma adjustment to reflect the estimated equity in earnings of joint ventures that would have been recorded. The adjustment is calculated by combining the financial results of the Racing Business included herein, adjusted as reflected below, with the financial results of Sportech for the same period and calculating the Company’s attributable share of Sportech’s pro forma estimated equity earnings based on approximate 20% ownership as follows (in millions):

Racing Business income before taxes reflected herein	$1.3
Exclude write down of assets as net assets would have been recorded at fair value on December 31, 2008 assuming the sale transaction closed on January 1, 2009	5.9
Deduct estimated depreciation not previously recorded due to “held for sale” classification	(9.2)
Exclude operating income related to system sales and services provided to Sportech	(0.6)
Estimated tax benefit	0.7
Sportech reported income, excluding acquisition costs, attributable to equity shareholders converted utilizing an average foreign exchange rate	2.0
Combined estimated income attributable to equity shareholders	$0.1
Estimated equity income attributable to the Company based on approximate 20% ownership	$0.02

This pro forma adjustment does not reflect any purchase price allocation adjustments or other adjustments that may be made by Sportech upon the acquisition (the Company does not expect such adjustments, if any, to be material), and is only intended to provide an estimate of equity earnings resulting from the Company’s investment in Sportech if the investment had occurred on January 1, 2009.